Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT dated the 26th day of January, 2009, between Jonathan Walker (“Employee”) and America Service Group Inc., a Delaware Corporation (the “Company”).
     WHEREAS, the Company seeks to employ the Employee; and
     WHEREAS, the Employee accepts the positions contemplated herein;
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Employment and Duties. The Company hereby employs the Employee as Senior Vice President, Business Development of the Company and/or such other offices and duties as the Company shall reasonably determine from time to time, consistent with Employee’s responsibilities. Employee shall perform the duties and services of the offices and titles for which he is employed from time to time hereunder.
     2. Performance. From the date hereof, Employee agrees to actively devote all of his time and effort to the performance of his duties hereunder and to use his reasonable best efforts and endeavors to promote the interests and welfare of the Company.
     3. Term. The term of Employee’s employment hereunder shall commence as of March 9, 2009 and shall continue until terminated in accordance with the provisions of Paragraph 7 of this Agreement.
     4. Compensation. For all services rendered by Employee, the Company agrees to pay Employee from and after the date hereof: (i) a salary (the “Base Salary”) at a gross annual rate of not less than $250,000 Dollars and 00/100’s, less applicable withholdings, payable in such installments as the parties shall mutually agree; plus (ii) such additional compensation as the CEO and/or the Incentive Stock and Compensation Committee of the Board (the “committee”) shall from time to time determine.
     5. Employee Benefits. During the period of his employment under this Agreement, Employee shall be entitled to vacation, insurance, and other employment benefits customarily provided by the Company to its executives, including increased or changed benefits as are from time to time provided to the Company’s executives generally. Upon employment, Employee will be entitled to accrue Paid Annual Leave (vacation pay) at the rate of 15 days per year, pro-rated in accordance with the normal bi-weekly pay schedule.

     6. Expenses. The Company shall promptly pay or reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder, including, but not limited to, payment or reimbursement of reasonable expenses paid or incurred for travel and entertainment relating to the business of the Company.
     7. Termination.
     (a) Termination Without Cause. The Company shall have the right to terminate the employment of Employee at any time, without cause, upon thirty (30) days advance written notice.
     (b) Termination for Cause. The Company shall have the right to terminate the employment of Employee at any time, without advance notice, for “cause.” For purposes hereof, “cause” shall mean: (i) violation of the material terms of this Agreement, (ii) intentional commission of an act, or failure to act, in a manner which constitutes dishonesty or fraud or which has a direct material adverse effect on the Company or its business; (iii) Employee’s conviction of or a plea of guilty to any felony or crime involving moral turpitude; (iv) continued incompetence, as determined by the chief executive officer of the Company, using reasonable standards; (v) drug and/or alcohol abuse which impairs Employee’s performance of his duties or employment; (vi) breach of loyalty to the Company, whether or not involving personal profit, as determined by the chief executive officer of the Company using reasonable standards; or (vii) failure to follow the directions of the chief executive officer of the Company, provided that the directions are not inconsistent with Employee’s duties and further provided that Employee is not directed to violate any law or take any action that he reasonably deems to be immoral or unethical.
     (c) Disability, Death. If Employee shall fail to or be unable to perform the essential functions of his position, with or without a reasonable accommodation, because of any physical or mental infirmity, and such failure or inability shall continue for any six (6) consecutive months while Employee is employed hereunder, the Company shall have the right to terminate this Agreement. Except as otherwise provided herein, this Agreement shall terminate upon the death of Employee, and the estate of Employee shall be entitled to receive all unpaid amounts due Employee hereunder to such date of death as provided for in this Agreement.
     (d) Change in Control. For purposes of this Agreement, a “change in control” shall mean a change in control of America Service Group Inc.(hereinafter referred to as ‘ASG’) involving (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”); provided however, that without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) other than Employee or any other person currently the beneficial owner of 10% or more of the outstanding common stock of ASG, becomes the beneficial owner, directly or indirectly, of securities of ASG representing 50% or more of the combined voting power of the ASG’s then outstanding securities and (b) as a result of such change in control Employee will not be offered a continuation of his job after such change in control.

     (e) Voluntary Termination. Employee may voluntarily terminate his employment hereunder at any time, for any reason or for no reason.
     (f) Termination Compensation. If Employee’s employment hereunder is terminated pursuant to Sections 7(b), 7(c) or 7(e) of this Agreement, the Company shall pay the Employee his full base salary through the Termination Date, plus, within five (5) business days of the Termination Date, any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the Termination Date. If Employee’s employment is terminated by the Company under Section 7(a) without cause, or if there is a “Change in Control” as defined in Section 7(d), all unexercised options granted to Employee under the Company’s Incentive Stock Plan or Amended Incentive Stock Plan shall accelerate and shall immediately vest. If Employee’s employment is terminated pursuant to Sections 7(a), 7(c) or 7(d) of this Agreement, the Company shall pay the Employee the following:

(i) within five (5) business days of the termination, his full base salary through the Termination Date, plus any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the Termination Date;

(ii) as of the termination pursuant to Section 7(a), 7(c) or 7(d), a continuation, on a monthly basis, of Employee’s monthly base salary for one year following the Termination Date.
     8. Covenant Not to Compete, Nonemployment, Noninducement.
          (a) Employee acknowledges that in the course of his employment he will become familiar with and have access to the Company and its affiliates’ confidential business information and trade secrets concerning the Company and its affiliates and that his services are of special, unique and extraordinary value to the Company and its affiliates. Therefore, Employee agrees that, during his employment with the Company, and for one year after Employee’s employment with the Company is terminated for any reason, neither Employee nor any company with which Employee is affiliated as an owner, agent, employee, consultant or independent contractor, will directly or indirectly (A) engage in any business similar to the Business of the Company, as described below, anywhere in the United States of America, or have interest directly or indirectly in any Business; provided, however, that nothing herein shall prohibit Employee from (i) owning in the aggregate not more than 5% of the outstanding stock of any class of stock of a corporation so long as Employee has no active participation in the business of such corporation; (ii) affiliating with any company which may participate in the Business, so long as that participation at the time of affiliation aggregates less than 10% of such company’s revenue, and so long as Employee has no active participation in the Business on behalf of such company; or (iii) directly or through an affiliate, acquiring, merging or otherwise gaining control, or purchasing an interest in an organization as long as the Business represents less than 10% of the acquiree’s revenue at the time of the transaction, and so long as Employee has no active participation in the Business on behalf of such company, (B) employ or retain as an independent contractor any employee of the Company, or (C) recruit, solicit or otherwise induce any employee of the Company to discontinue such employment relationship. For purposes hereof, the term “Business” shall consist of (A) delivery of medical services, mental health services, dental services, pharmaceuticals or supplies to correctional facilities, and (B) any other business in which the Company is significantly engaged as of the date that Employee ceases to perform duties hereunder.
     (b) If, at the time of enforcement of this Section 8 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.
     (c) Employee agrees and understands that his duty to maintain the confidentiality of and protect the Company’s confidential business information and trade secrets continues indefinitely after his employment with the Company has been terminated. Employee further agrees that, after the termination of his employment with the Company, he is absolutely precluded from using, in any way, the Company’s confidential business information or trade secrets for any purpose.
     (d) Employee acknowledges and recognizes that if he breaches any of the provisions of this Section 8, the Company will suffer serious and irreparable harm as a result. In the event of the breach by Employee of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.
     9. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed delivered when delivered by and or when sent by first-class, certified mail, postage and fees prepaid, to the following addresses or as otherwise indicated in writing by the parties:

(i)	If to the Company:

America Service Group Inc. 105 Westpark Drive, Suite 200 Nashville, TN 37027 Attn:Chief Legal Officer

(ii)	If to Employee: Jonathan Walker 105 West Park Drive, Suite 200 Nashville, Tennessee 37027

     10. Assignment. The Company has the right to assign this Agreement as appropriate to an affiliate or successor entity. Except as otherwise provided herein, Employee may not assign his rights and obligations hereunder to another person or entity.
     11. Entire Agreement. This Agreement supersedes all prior understandings and agreements with respect to the provisions hereof and contains the entire agreement of the parties and may be amended only in writing, signed by the parties hereto.
     12. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of each provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
     13. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other Agreement with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
     14. Governing Law. This Agreement shall be construed under the governed by the internal laws of the State of Tennessee.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.
AMERICA SERVICE GROUP INC.
By: /s/ Richard Hallworth
EMPLOYEE: Jonathan B. Walker
By: /s/ Jonathan B. Walker